Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625

KEY TRONIC CORPORATION AWARDED CONTRACT
WITH SKYBELL TECHNOLOGIES
Program expected to have a significant impact on revenue and profit
Spokane Valley, WA— May 1, 2018 — Key Tronic Corporation (Nasdaq: KTCC), a world class provider of electronic manufacturing services (EMS), today announced that it has begun manufacturing for SkyBell Technologies, Inc., a global leader in patented Wi-Fi video doorbell technology.
SkyBell has awarded Key Tronic the manufacturing of its expanding line of Wi-Fi video doorbell products and accessories. Once fully ramped over the next few quarters, Skybell could represent 10% or more of Key Tronic’s total revenue.
“We started SkyBell with a vision of making safer homes and neighborhoods - and adding production capability at Key Tronic will help us reach even more homes,” said Joe Scalisi, CEO of SkyBell. “Partnering with Key Tronic will definitely enhance our strategic moves to increase product availability to fulfill demand in additional channels that have been waiting to sell our branded products. We are looking forward to leveraging the expertise of Key Tronic to help accelerate introduction of our products.”
“We are very pleased to be working with SkyBell, a leader in Wi-Fi video doorbell technology,” said Craig Gates, President and CEO of Key Tronic. “This important new strategic relationship represents an expansion of our customer base and is expected to contribute to our profitable long term growth.”
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. Key Tronic provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
About SkyBell Technologies
SkyBell is a technology leader with 74 patents awarded and 50 additional pending in the smart-home environment. SkyBell is best known for its product line of Wi-Fi connected video products such as doorbells that enable users to see and hear what’s happening while using their mobile devices. SkyBell currently sells their products in North America and Europe through electronics distributors and through key partnerships in the security services marketplace. For more information about SkyBell visit: www.SkyBell.com.
Safe Harbor Statement
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Key Tronic’s and Skybell’s growth opportunities and its partnership, including potential success and related revenues. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs.  Forward-looking statements also include other passages that are primarily relevant to expected future events or revenue or that can only be fully evaluated by events that will occur in the future.  There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, such as the success and timing of ramping, availability and timing and receipt of critical parts or components, demand from Skybell’s ultimate customers and sales channels, as well as other risks and uncertainties detailed from time to time in the Key Tronic’s SEC filings, including its most recent annual report and subsequent quarterly reports.

1